Exhibit 99.1

Moog Inc. ▪ East Aurora, New York ▪ 14052 ▪ 716-652-2000

Press Information

Release Date:	IMMEDIATE	Contact:	Ann Marie Luhr
	December 6, 2019		716-687-4225

Moog Inc. Announces Pricing of Senior Notes

East Aurora, N.Y., December 6, 2019 - Moog Inc. (NYSE:MOG.A and MOG.B) announced today that it has upsized and priced its previously announced offering of senior notes due 2027 (the “Notes”). The principal amount of the Notes has been increased from the initially announced $400 million to $500 million in aggregate principal amount. The Notes will bear interest at a rate of 4.25% per annum and will be issued at a price equal to 100% of their face value. The Notes will mature on December 15, 2027 and interest will be payable semi-annually on June 15 and December 15 of each year, beginning June 15, 2020. The Notes are senior unsecured obligations of Moog and are guaranteed on a senior unsecured basis by certain of its subsidiaries. Moog intends to use the net proceeds of the Notes to redeem the $300 million aggregate principal amount outstanding on its 5.25% senior notes due 2022 and repay a portion of outstanding borrowings under its senior bank credit facility. The closing of the offering of the Notes is expected to occur on December 13, 2019.

The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell, or the solicitation of any offer to buy, the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the Notes under the securities laws of that jurisdiction.

Cautionary Statement

Information included in this release that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to certain current and future events and are not guarantees of future performance. This includes but is not limited to, the Company’s ability to consummate the Notes offering and the intended use of proceeds from such offering. The impact or occurrence of factors, risks and uncertainties could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

▪	The markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;

▪	We operate in highly competitive markets with competitors who may have greater resources than we possess;

▪
We depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;

▪	We make estimates in accounting for over-time contracts, and changes in these estimates may have significant impacts on our earnings;

▪	We enter into fixed-price contracts, which could subject us to losses if we have cost overruns;

▪	We may not realize the full amounts reflected in our backlog as revenue, which could adversely affect our future revenue and growth prospects;

Exhibit 99.1

▪	If our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;

▪	We may not be able to prevent, or timely detect, issues with our products and our manufacturing processes which may adversely affect our operations and our earnings;

▪
Contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks, and any false claims or non-compliance could subject us to fines, penalties or possible debarment;

▪	The loss of The Boeing Company as a customer or a significant reduction in sales to The Boeing Company could adversely impact our operating results;

▪	Our new products and technology research and development efforts are substantial and may not be successful which could reduce our sales and earnings;

▪	Our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

▪	Our business operations may be adversely affected by information systems interruptions, intrusions or new software implementations;

▪	Our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;

▪
Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could adversely affect our earnings and equity and increase our pension funding requirements;

▪	A write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;

▪	Our sales and earnings may be affected if we cannot identify, acquire or integrate strategic acquisitions, or if we engage in divesting activities;

▪	Our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments;

▪	The United Kingdom's decision to exit the European Union may bring short-term and long-term adverse impacts on our results of operations;

▪	Escalating tariffs, restrictions on imports or other trade barriers between the United States and various countries may impact our results of operations;

▪	Unforeseen exposure to additional income tax liabilities may affect our operating results;

▪	Government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business;

▪
The failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;

▪	We are involved in various legal proceedings, the outcome of which may be unfavorable to us;

▪	Future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our business;

▪	Our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this release.